Wintergreen Advisers, LLC
                                333 Route 46 West
                                    Suite 204
                            Mountain Lakes, NJ 07046

                                                              September XX, 2005

Wintergreen Fund, Inc.
333 Route 46 West
Suite 204
Mountain Lakes, NJ 07046

Ladies and Gentleman:

In connection with our purchase from you and your issuance to us of 10,000 shares of Wintergreen Fund, Inc. for an aggregate cash consideration of One Hundred Thousand Dollars ($100,000), this will confirm that we are buying such shares for investment for our account only and not with a view to reselling or otherwise distributing them.

                                Very truly yours,

                                WINTERGREEN ADVISERS, LLC
                                By: /s/ David J. Winters
                                -------------------------
                                David J. Winters
                                Managing Members